Exhibit 22

                       SUBSIDIARIES OF THE ANDERSONS


                Subsidiary                            State of Organization

The Andersons White Pigeon Terminal                         Ohio
(a limited partnership of which The
Andersons is the sole general partner)

Andersons Grand River (a joint venture                      Michigan
partnership in dissolution)

The Andersons Investment Services Corp.                     Ohio
(a corporation owned 100% by The Andersons)

The Andersons and Toledo Tire - Tireman                     Ohio
Auto Centers (a joint venture partnership)

Fischer-Andersons, Inc., dba Jones Wheel Horse              Ohio